Exhibit 99.3

Collegium Appoints Vikram Karnani as Chief Executive Officer

– Vikram Karnani is a Proven Industry Leader with Extensive Experience Growing Commercial Biopharmaceutical Businesses –

STOUGHTON, Mass., November 7, 2024 -- Collegium Pharmaceutical, Inc. (Nasdaq: COLL), a leading, diversified specialty pharmaceutical company committed to improving the lives of people living with serious medical conditions, today announced that Vikram Karnani has been appointed as President and Chief Executive Officer (CEO) of Collegium and will join its Board of Directors effective November 12, 2024. Michael Heffernan, who has served as Interim President and CEO since May 2024, will remain Chairman of the Board.

Mr. Karnani has more than 15 years of leadership experience in the life sciences industry. Over the course of nearly a decade at Horizon Therapeutics, Mr. Karnani held leadership positions spanning many aspects of the business, including leading Horizon’s growth strategy and its transformation into a leader in rare disease medicines as well as establishing and expanding Horizon’s presence in international markets. This culminated in his leadership of the integration of the Horizon rare disease business into Amgen following the acquisition in 2023. During his tenure, annual net product sales grew from approximately $300 million to nearly $4 billion.

“Vikram’s demonstrated success in building organizations and maximizing their potential through both organic growth and business development makes him the right fit to lead Collegium through its next phase of growth,” said Mr. Heffernan. “The outlook for Collegium has never been stronger. With our pain portfolio delivering record revenue and Jornay PM® poised to become our lead growth driver, we are well positioned, with Vikram as our new CEO, for continued success in 2025 and beyond.”

“Collegium is a leader in specialty pharmaceuticals with an impressive track record of commercial growth and capital deployment and has a talented team dedicated to improving the lives of people living with serious medical conditions,” said Mr. Karnani. “Collegium’s leadership in responsible pain management and recent expansion into neurology underscore the Company’s significant growth prospects and ability to generate value for shareholders. I am excited to join Collegium at this pivotal time and work with this accomplished team to lead the business as we build a leading, diversified specialty pharmaceutical company.”

Vikram Karnani most recently served as Executive Vice President and President, Global Commercial Operations and Medical Affairs (Rare Disease) at Amgen, where he was responsible for driving the global commercial strategy for Amgen’s portfolio of rare disease medicines. Prior to joining Amgen through its 2023 acquisition of Horizon, Mr. Karnani held numerous roles of increasing responsibility at Horizon that culminated in his position as Executive Vice President and President of Global Commercial and Medical Affairs, responsible for Horizon’s portfolio of rare disease medicines. Before joining Horizon in 2014, Mr. Karnani served as Vice President of the Therapeutics and Cell Therapy business and held leadership roles in strategy and business development at Fresenius Kabi. Mr. Karnani has a Master of Business Administration from Kellogg School of Management at Northwestern University, a Master of Science in Electrical Engineering from Case Western Reserve University and a Bachelor’s degree in Electrical Engineering from University of Mumbai in India.

About Collegium Pharmaceutical, Inc.

Collegium is a leading, diversified specialty pharmaceutical company committed to improving the lives of people living with serious medical conditions. Collegium’s headquarters are located in Stoughton, Massachusetts. For more information, please visit the Company’s website at www.collegiumpharma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. We may, in some cases, use terms such as "predicts," "forecasts," "believes," "potential," "proposed," "continue," "estimates," "anticipates," "expects," "plans," "intends," "may," "could," "might," "should" or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Examples of forward-looking statements contained in this press release include, among others, statements related to our aspirations for the performance of our newly appointed executive and expectations relating to our future financial performance and growth.

Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results, performance, or achievements to differ materially from the company's current expectations, including risks relating to, among others: unknown liabilities; risks related to future opportunities and plans for our products, including uncertainty of the expected financial performance of such products; our ability to commercialize and grow sales of our products; our ability to successfully integrate the operations of Ironshore into our organization, and realize the anticipated benefits associated with the acquisition; our ability to manage our relationships with licensors; the success of competing products that are or become available; our ability to maintain regulatory approval of our products, and any related restrictions, limitations, and/or warnings in the label of our products; the size of the markets for our products, and our ability to service those markets; our ability to obtain reimbursement and third-party payor contracts for our products; the rate and degree of market acceptance of our products; the costs of commercialization activities, including marketing, sales and distribution; changing market conditions for our products; the outcome of any patent infringement or other litigation that may be brought by or against us; the outcome of any governmental investigation related to our business; our ability to secure adequate supplies of active pharmaceutical ingredient for each of our products and manufacture adequate supplies of commercially saleable inventory; our ability to obtain funding for our operations and business development; regulatory developments in the U.S.; our expectations regarding our ability to obtain and maintain sufficient intellectual property protection for our products; our ability to comply with stringent U.S. and foreign government regulation in the manufacture of pharmaceutical products, including U.S. Drug Enforcement Agency, or DEA, compliance; our customer concentration; and the accuracy of our estimates regarding expenses, revenue, capital requirements and need for additional financing. These and other risks are described under the heading "Risk Factors" in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the SEC. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Investor Contact:

Danielle Jesse
Director, Investor Relations
ir@collegiumpharma.com

Media Contact:

Marissa Samuels
Vice President, Corporate Communications
communications@collegiumpharma.com